Exhibit 99.1

- NEWS RELEASE -

Boeing Updates Assessment of Launch and Satellite Businesses in Weak Commercial Space Markets; To Record $1.1 Billion Second Quarter Charge

-	Revised Assessment Not Expected to Have a Material Impact on the Company’s Cash Flow Outlook

CHICAGO, July 15, 2003 — The Boeing Company [NYSE: BA] announced today that as a result of continued weakness in the commercial space launch market, higher mission and launch costs on its Delta IV program, and cost growth in its satellite businesses, the company will recognize pre-tax charges of approximately $1.1 billion, or $0.87 per share, when it announces second quarter results on July 23.

Approximately $835 million, or $0.66 per share, of the charges are attributable to the company’s Delta IV program and primarily reflect the company’s updated — and significantly lower — assessment of global demand for launch services. The lower program base reduces the profitability of currently contracted launches. The charges also reflect higher mission costs, primarily related to government launch requirements. Approximately $265 million, or $0.21 per share, reflects the loss to be reported by Boeing Satellite Systems for the quarter due to higher cost estimates to complete several satellite programs and write-downs of commercial inventory that recognizes current market conditions.

Approximately $135 million of the total charges are non-cash depreciation and inventory adjustments, as noted in the detailed discussion below. The cash outlays associated with the remaining $965 million of charges will be incurred over the next seven years as the affected launch vehicles and satellite programs are completed and delivered.

The company will hold an analyst conference call today, July 15, at 10:00 a.m. Eastern Daylight Time which will be accessible at the company’s website, www.boeing.com.

A further discussion of the charges follows:

1) Delta IV Program ($835 million)

When the company began the Delta IV program in the 1990s, demand for commercial satellites and related launch services, particularly for telecommunications, was robust. The company anticipated that strong commercial demand would help reduce the cost of launch vehicles for both commercial and government customers, and the company priced its vehicles accordingly.

During this period, Boeing also made substantial incremental investments in a second launch site on the U.S. west coast, a heavy-lift version of the Delta IV vehicle, and an all-new U.S. rocket engine. These unique capabilities were developed to address U.S. government requirements and positioned the company to capture additional business.

However, over the last several years demand for commercial launches eroded while global launch capacity increased. In light of the continuing severe downturn in the commercial launch market, the company has determined that a meaningful recovery of demand and pricing is unlikely for the foreseeable future. As a result, in the second quarter of 2003 Boeing made a strategic decision to focus the Delta IV program on the government launch services market. In conjunction with that decision, the company updated — and reduced by nearly one-half — its estimate of long-term demand for Delta IV launch vehicles. This reduction eliminated nearer-term commercial launches previously forecast to occur over the next five years.

As a result, the company estimates it will incur higher per-unit labor, materials and business infrastructure costs due to lower annual launch rates over the next five years. In addition, the company has experienced higher mission and launch costs, primarily to support government requirements, and has increased its estimates accordingly. Because currently contracted and awarded launches are in a loss position, Boeing will recognize charges totaling approximately $835 million in the second quarter across its 24 currently contracted and awarded Delta IV (including Evolved Expendable Launch Vehicle program) launches. This estimate is based upon existing pricing in the company’s contracted and awarded launches.

Of the charges totaling $835 million, approximately $90 million are non-cash charges related to the higher per-unit depreciation and amortization costs associated with the lower number of launches in the company’s revised market outlook. The remaining costs will be incurred as the contracted and awarded vehicles are built and delivered over the next seven years.

2) Boeing Satellite Systems ($265 Million)

Boeing Satellite Systems continues to experience cost growth on certain satellites in its current backlog. Over the past two years, the company has continued to make management changes and implemented significant process improvements to reduce technical and cost risk on future satellite production. The company also recognized significant cost increases to complete currently contracted work based upon known requirements and previous experience. However, many satellites in the current backlog incorporate advanced technology and are the first of their kind to be built. These factors are driving cost growth at higher than previously estimated trend levels.

As a result, the company is raising its estimates to complete and deliver in-process satellite backlog and will record charges totaling approximately $265 million in the second quarter. Approximately $45 million of this amount reflects a higher provision for obsolete inventory related to weak demand for commercial satellites, and is non-cash. The cash expenditures associated with the remaining charges will be incurred as satellites on the affected programs are completed over the next two years.

Charges totaling approximately $195 million will be recorded in the Launch and Orbital Systems segment; the remaining $70 million is related to satellites for fixed-price military programs and will be recorded in the Network Systems segment, as summarized in the table below.

Outlook & Summary

Boeing does not expect these charges to have a material impact on the company’s consolidated cash flow guidance, as the related costs are spread over the next seven years. The company will discuss its financial outlook in more detail when it releases second quarter results.

Boeing will continue to manage its launch services and satellite businesses to market realities. As previously announced, the company continues to reduce employment, consolidate facilities and implement best engineering and manufacturing practices to reduce costs and position the business for future returns.

A summary of the charges is provided in the table below:

Boeing Integrated Defense Systems
Pre-Tax Earnings Impact
(Millions)	Launch & Orbital Systems	Network Systems	Total

Delta IV Program(1)	~$835		~$835

Boeing Satellite Systems(2)	~$195	~$70	~$265

Total	~$1,030	~$70	~$1,100
(1)	Approximately $90 million of the Delta IV-related charges are non-cash.

(2)	Approximately $45 million of the BSS charges recorded through Launch and Orbital Systems charges are non-cash.

All estimates subject to final audit.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this release include, but are not limited to, our assessment of the markets for our products, statements discussing the growth of our business segments, and the statements contained in the “Outlook” section of this release. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued impact of the commercial aviation downturn on overall production, as well as the impact on production or production rates for specific commercial airplane models, the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; tax settlements with the U.S. Government; the Company’s successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense; the cyclical nature of some of the Company’s businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including the status of and impacts flowing from the war in Iraq and future terrorist attacks); any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings, including U.S. Government proceedings and investigations and commercial litigation related to the Evolved Expendable Launch Vehicle Program; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the Company’s SEC filings, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the period ending March 31, 2003.

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Contact:

Investor Relations:	Paul Kinscherff or Bob Kurtz (312) 544-2140
Communications:	John Dern (312) 544-2002
Website:	www.boeing.com

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